Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Teledyne Technologies Incorporated Amended and Restated 2008 Incentive Award Plan and to the incorporation by reference therein of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Teledyne Technologies Incorporated, and the effectiveness of internal control over financial reporting of Teledyne Technologies Incorporated, included in its Annual Report (Form 10-K) for the year ended January 1, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 25, 2012